EXHIBIT 10.65

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into by and between Acorda Therapeutics, Inc., a Delaware corporation, with offices at 15 Skyline Drive, Hawthorne, NY 10532 (the "Company") of Thomas C. Wessel, M.D., Ph.D., residing at 22 Cliffwood Street, Lenox, MA  01240 ("Consultant") as a consultant to the Company.  This Agreement shall be effective as of October 1, 2011 (“Effective Date”).

RECITALS

WHEREAS, Consultant was an employee and served as Chief Medical Officer of the Company until his voluntary resignation effective September 30, 2011, and is continuing to provide services to the Company as a consultant; and the parties desire to document the terms and conditions of such consulting services as specified herein; and

WHEREAS, in connection with Consultant’s resignation and this Agreement, the parties contemplate entering into a Separation Agreement and General Release (the “Separation Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Services.  Consultant is hereby engaged by the Company for the Term hereof (as defined below) to perform such consulting services as may be reasonably requested from time to time by the Company’s Chief Executive Officer or new Chief Medical Officer (“Services”).  The scope of the Services shall include those matters for which Consultant was responsible while he was an employee of the Company, as well as assisting in the transition of responsibility for those matters from Consultant to the Company’s new Chief Medical Officer, but Consultant shall not be obligated to provide more than 40 hours of Services per calendar month during the Term.  The Services are to be provided from Consultant’s residence or such other offsite location as may be chosen by Consultant, unless otherwise reasonably requested by the Company from time to time.  Any additional work to be performed by Consultant, beyond the scope or amount of Services set forth above, shall be agreed upon between Company and Consultant in a written amendment to this Agreement.

2. Term and Termination.  The term of this Agreement shall commence on the Effective Date and continue in full force and effect until December 31, 2011, (“Term”) unless sooner terminated as provided below.  The Company may terminate this Agreement and all of the Services upon a material failure of Consultant to provide Services by delivering written notice of termination to Consultant setting forth in reasonable detail the facts and circumstances that the Company believes constitute such a material failure; provided that Consultant shall have 10 days to cure such material failure (and if such failure is not cured within such 10 days then termination shall be deemed effective, and the Term shall be deemed to have terminated, as of the date of delivery of the notice of termination).  Also, the Company may immediately terminate this Agreement by delivering written notice to Consultant if Consultant does not execute and deliver to the Company the Separation Agreement (in the form offered by the Company) within 21 days after he receives it from the Company for execution, or if he thereafter revokes the agreement after he has signed it.

3. Payment/Fees and Other Consideration.

3.1           In exchange for the Services, the Company will pay Consultant a monthly fee equal to $30,866.67, subject to any applicable federal, state or local tax withholding or deduction obligations (the “Consulting Fee”).  In the event of any early termination of the Term pursuant to Section 2 above, such Consulting Fee would be prorated for any partial month in the Term.  In addition, subject to the Company's Reimbursement Policy (which is attached hereto as Exhibit A and incorporated herein by reference), the Company shall reimburse Consultant for reasonable out-of-pocket expenses approved by the Company in advance and actually incurred by Consultant pursuant to the Services.  Expense reimbursements shall be paid pursuant to written invoices submitted by Consultant, which must include third-party invoices and/or other supporting documentation reasonably acceptable to the Company.

3.2           During the Term, Consultant shall be eligible to continue receiving the Company’s health and welfare benefits to the same extent as at the time of his resignation as Chief Medical Officer, except for benefits that, by their terms and conditions, cannot be made available to individuals that are not Company employees, and provided that the Company retains the right to modify its benefits and benefit programs in the ordinary course so long as such changes are not made specifically in relation to the benefits made available to Consultant.

3.3           During the Term, Consultant’s unvested Stock Options and unvested RSAs shall continue to vest and be exercisable in accordance with the terms and conditions of the Stock Plan and the Stock Award Documents (as such terms are defined below) and solely for this purpose Consultant’s Services hereunder shall be deemed to be continuous, uninterrupted service to the Company as if Consultant were still an employee of the Company.  Consultant agrees that, notwithstanding anything to the contrary contained in the Stock Plan or the Stock Award Documents, but without limitation of the Company’s rights under the Stock Plan and the Stock Award Documents, Consultant shall satisfy any applicable federal, state or local tax withholding or deduction obligations that arise from the vesting of RSAs or the vesting or exercise of Stock Options or the sale of shares of Company Common Stock resulting from any such exercise by delivering funds to the Company sufficient to cover such obligations.  Without limitation of the Company’s rights under the Stock Plan or the Stock Award Documents, Consultant agrees that the Company shall be expressly entitled to withhold delivery of or release of restrictions on any shares of Company Common Stock which are the subject of any such obligations pending the Company’s receipt of funds to cover the relevant tax obligations.  For purposes of this Section: “Stock Plan” refers to the Company’s 2006 Employee Incentive Plan, as amended; “Stock Options” and “RSAs” refer to options to purchase shares of the Company’s Common Stock and awards of restricted shares of the Company’s Common Stock, respectively, previously granted to Consultant pursuant to the Stock Plan; and “Stock Award Documents” refers to the applicable award agreements and certificates for the Stock Options and RSAs.

4. Confidentiality and Records.  In connection with the Services, Consultant will be provided with or have access to the Company’s confidential and/or proprietary materials, information, and/or data relating to the Company’s and its affiliates’ businesses, operations, and commercial, marketing, research and development and other plans and strategies.  All such materials, information and/or data, together with all copies, summaries, notes, analyses and/or studies thereof or pertaining thereto, whether written or recorded in electronic or other format and on whatever media, are herein collectively referred to as "Confidential Information" and shall be subject to the following terms and conditions:

4.1           During the Term and for a period of at least 10 years thereafter (including following any termination), Consultant agrees to retain in confidence and to refrain from disclosing and/or using for Consultant's benefit or the benefit of any third party, any and all Confidential Information.  These restrictions shall not apply to Confidential Information that (i) is or becomes public knowledge (through no fault of Consultant's); or (ii) is lawfully made available to Consultant by an independent third party (and such lawful availability can be properly demonstrated by Consultant).  These restrictions shall not prohibit disclosures required by law, regulation, rule, act, or order of any governmental authority or agency; provided, however, that Consultant provides the Company sufficient advance written notice to permit it to seek a protective order or other similar order with respect to the Confidential Information (and only the minimum Confidential Information required to be disclosed in order to comply shall be disclosed, irrespective of whether or not the Company seeks or obtains any such protective or other similar order).

4.2           All Confidential Information shall be and remain the sole property of the Company without any rights therein transferring to Consultant.  Immediately upon the expiration or earlier termination of the Term, Consultant shall return to the Company or destroy (as requested by the Company) all Confidential Information then in the possession of Consultant.

4.3           Consultant agrees to permit the Company or its representatives to examine and audit, at such times as reasonably requested by the Company, any and all records created by Consultant relating to the Services, whether or not containing Confidential Information, at no charge to the Company.

Nothing contained in this Section 4 amends or supersedes any of Consultant’s existing obligations of confidentiality to the Company with regard to information obtained or to which he had access as an employee of the Company.

5. Non-solicitation.  Consultant agrees that during the Term and for a period of 6 months thereafter, Consultant shall not directly nor indirectly solicit for employment, or otherwise retain, employees of the Company.

6. Intellectual Property.  All of Consultant's work product hereunder and all concepts, inventions, ideas, patent rights, data, trademarks, and copyrights that are related to, arise out of, or in connection with any and all Services performed by Consultant pursuant to this Agreement (collectively, "Intellectual Property") will be the exclusive property of, and all ownership rights shall vest in, the Company.  Also, all works created pursuant to this Agreement are Works Made For Hire, as defined in the U.S. Copyright Act, 17 USC 101, and shall vest in the Company as author.  All other work product, whether copyrightable or not, including without limitation any works that may be deemed by competent authority not to be Works Made For Hire created pursuant to this Agreement, are hereby assigned to the Company including without limitation, all right, title and interest in and to the copyright thereof throughout the world, including all renewals and extensions thereof and including the right to make and distribute copies in any media, to translate, and/or make derivative works therefrom.  Consultant agrees to execute all registrations, assignments, transfer documents and other instruments necessary or desirable in the reasonable opinion of the Company to perfect any and all of the Company’s rights set forth in this Section.

7. Independent Contractor.  Consultant agrees that Consultant (i) is acting hereunder in the capacity of an independent contractor, and (ii) has no authority to represent or act on behalf of the Company.  Consultant acknowledges Consultant’s liability for, and agrees to Consultant’s obligation to pay, any and all applicable federal, national, state and local taxes due as a result of the consideration provided to Consultant in exchange for the Services.

8.    Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR PRINCIPLES THEREOF.  BOTH PARTIES HEREBY AGREE TO SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN NEW YORK.

9. Assignment.  Consultant shall not assign (or delegate his duties under) this Agreement to any person or entity (including by operation of law, judicial process or otherwise) without the prior written consent of the Company, which consent may be withheld for any reason.  The Company may assign this Agreement to any of its subsidiaries or affiliates without Consultant’s consent.

10. No Modifications; Entire Agreement; Waivers.  This Agreement together with the Stock Award Documents constitute the entire understanding between the parties with respect to the subject matter addressed herein and therein and supersede all other prior or contemporaneous agreements and understandings, whether oral or written, with respect thereto.  This Agreement may only be amended in a writing executed by the parties, and no right of any party shall be deemed waived by any party unless such party has expressly agreed to such waiver in writing and in each case.  No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right.

11. Publicity.  Neither party may use the name of the other party in any publicity or advertising nor issue a press release or otherwise publicize or disclose any information related to the terms and conditions hereof, without the prior written consent of the other party, except that the Company may make such disclosures that the Company determines in good faith to be necessary or advisable to comply with applicable laws or regulations or the rules and regulations of any exchange or market on which its securities are listed or traded.  The parties acknowledge that the existence of the consulting arrangement contemplated by this Agreement has already been publicly disclosed.

12. Severability.  In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.  If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform to such statute or rule of law.

13. Execution in Counterparts.  This Agreement may be executed simultaneously in one or more counterparts and in separate counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

The Company and Consultant have caused this Consulting Agreement to be duly authorized, executed, and delivered as of the Effective Date.

Acorda Therapeutics, Inc.	Thomas C. Wessel, M.D., Ph.D.
By: /s/Ron Cohen, M.D. Name: Ron Cohen, M.D. Title: President and CEO	By:/s/Thomas C. Wessel, M.D., Ph.D. Thomas C. Wessel, M.D., Ph.D.

EXHIBIT A

Reimbursement Policy

In accordance with the Company’s standard policies and procedures, the following are types of expenses for which the Company will not reimburse, unless expressly agreed to in a prior writing by the parties:

•	Taxi/Sedans/Limousines to and/or from the Company, Consultant’s place of business (excluding taxis to and/or from airports for the Company-requested business)

•	Air travel other than coach class

•	Travel time

•	Add-on costs with respect to outside services

•	Mark-up on the work product of outside professionals, including but not limited to freelancers

•	Lunches and dinners

•	Administrative and/or overhead percentages

•	Presentations for new business

•	Gifts to the Company employees

•	Entertainment of the Company employees

•	Mark-up on out-of-pocket expenses

Note:
This list sets forth the major items for which the Company will not reimburse Consultant and is meant to be merely illustrative and not exhaustive.  All of Consultant’s expenses shall be reviewed with respect to the reasonableness of such expenses.

[END OF EXHIBIT A]